Exhibit 99.2

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406  (212) 371-8300

January 18, 2017

Board of Directors

Applied Micro Circuits Corporation

4555 Great America Parkway, Suite 601

Santa Clara, CA 95054

Re: Amendment No. 1 to Registration Statement on Form S-4 of MACOM Technology Solutions Holdings, Inc. (File No. 333-215224), filed January 18, 2017 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated November 20, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view, to the holders of common stock, par value $0.01 per share, of Applied Micro Circuits Corporation (the “Company”) (other than MACOM Technology Solutions Holdings, Inc. (“Parent”) or any of its affiliates and other than holders of dissenting shares) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, by and among Parent, the Company, and Montana Merger Sub I, Inc., and Montana Merger Sub II, LLC, both wholly-owned subsidiaries of Parent (the “Agreement”).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “The Transactions – Background of the Transactions”, “– AppliedMicro’s Reasons for the Transactions; Recommendation of AppliedMicro’s Board of Directors”, “– Opinions of AppliedMicro’s Financial Advisors – Opinion of Needham & Company, LLC”, and “–Certain Financial Forecasts of AppliedMicro”, and to the inclusion of the Opinion Letter as an Annex to the prospectus/offer included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement, and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendment to the Registration Statement), or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Boston Office: One Federal Street, Boston, MA 02110  (617) 457-0910

California Offices: 3000 Sand Hill Road, Building 3, Menlo Park, CA 94025  (650) 854-9111

535 Mission Street, San Francisco, CA 94105 (415) 262-4860

Chicago Office: 180 North LaSalle, Suite 3700, Chicago, IL 60601 (312) 981-0412

Board of Directors

Applied Micro Circuits Corporation

January 18, 2017

Needham & Company, LLC

Very truly yours,

/s/ NEEDHAM & COMPANY, LLC

NEEDHAM & COMPANY, LLC